Exhibit 10.3

March 18, 2009

The Board of Directors

Chemtura Corporation

c/o Craig Rogerson

199 Benson Road

Middlebury, Connecticut 06749

Dear Craig:

This letter confirms and sets forth the terms and conditions of the engagement between Alvarez & Marsal North America, LLC (“A&M”) and Chemtura Corporation and its subsidiaries (the “Company”), including the scope of the services to be performed and the basis of compensation for those services, and supersedes the agreement dated March 3, 2009 (the “Superseded Agreement”); provided however that the indemnification attached thereto (the “Indemnification Agreement”) and any other rights that survive the termination of that agreement shall continue in full force and effect.  Each reference in the Indemnification Agreement to the “Agreement” shall be deemed to include this letter agreement as well as the Superseded Agreement.  Upon execution of this letter by each of the parties below, this letter will constitute an agreement between the Company and A&M.

1.                                       Description of Services

a.                                       Officers.  In connection with this engagement, A&M shall make available to the Company:

(i)                                     Raymond E. Dombrowski, Jr., a Managing Director of the A&M to serve as Chief Restructuring Officer (the “CRO”); and

(ii)                                  such additional personnel as are necessary to assist in the performance of the duties set forth in clause 1.b below (the “Additional Personnel”).

b.                                      Duties.

(i)                                     The CRO, together with any Additional Personnel, in cooperation with the Chief Executive Officer of the Company (the “CEO”) and Chief Financial Officer of the Company (the “CFO”), shall perform a financial review of the Company, including but not limited to a review and assessment of financial information that has been, and that will be, provided by the Company to its creditors, including without limitation its short and long-term projected cash flows;

(ii)                                  The CRO and any Additional Personnel shall assist in the identification of cost reduction and operations improvement opportunities; develop and report on cash management activities and compliance with the covenants under the Debtor-in-Possession financing;

(iii)                               The CRO and any Additional Personnel shall assist the CEO in developing for the Board’s review possible restructuring plans or strategic alternatives for maximizing the enterprise value of the Company’s various business lines, including assisting with any asset sales;

(iv)                              The CRO shall serve as the principal contact with the Company’s creditors with respect to the Company’s financial and operational matters; and shall act as contact for the DIP and pre-petition lenders, as well as the unsecured creditors committee and any other statutory or ad hoc committee that may be formed;

(v)                                 The CRO and any Additional Personnel shall assist in the development and preparation of a Chapter 11 Plan of Reorganization, assist with the preparation of any schedules and statements of financial affairs and assist in the claims management process; and

(vi)                              The CRO and any Additional Personnel shall perform such other services as requested or directed by the Board and CEO and agreed to by such officer.

c.                                       Reporting.  Any Additional Personnel shall report to the CRO.  The CRO shall report to the Board.

d.                                      Employment by A&M.  The CRO and any Additional Personnel will continue to be employed by A&M and while rendering services to the Company will continue to work with other personnel at A&M in connection with other unrelated matters, which shall not unduly interfere with services pursuant to this engagement.  With respect to the Company, however, the CRO and any Additional Personnel shall operate under the direction of the Board.

e.                                       Projections; Reliance; Limitation of Duties.  The Company understands that the services to be rendered by the CRO and any Additional Personnel may include the preparation of projections and other forward-looking statements, and that numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections and other forward-looking statements.  In addition, the CRO and any Additional Personnel will be relying on information provided by other members of the Company’s management in the preparation of those projections and other forward-looking statements.  Neither the CRO, any Additional Personnel nor A&M makes any representation or guarantee that an appropriate restructuring proposal or strategic alternative can be formulated for the Company, that any restructuring proposal or strategic alternative presented to the Board will be more successful than all other possible restructuring proposals or strategic alternatives, that restructuring is the best available course of action for the Company or, if formulated, that any proposed restructuring plan or strategic alternative will be accepted by any of the Company’s creditors, shareholders and other constituents.  Further, none of the CRO, any Additional Personnel nor A&M assumes responsibility for the selection of any restructuring proposal or strategic alternative that any such officer assists in formulating and presenting to the Board, and the CRO and any Additional Personnel shall be responsible for implementation only of the proposal or alternative approved by the Board and only to the extent and in the manner authorized and directed by the Board.

f.                                         Additional Responsibilities.  Upon the mutual agreement of the Company and A&M, and subject to Bankruptcy Court approval if necessary, A&M may provide such additional personnel as the Company may request to assist in performing the services described above and such other services as may be agreed to, on such terms and conditions and for such compensation as the Company and A&M shall agree.

g.                                      In connection with the services to be provided hereunder, from time to time A&M may utilize the services of employees of its affiliates.  Such affiliates are wholly owned by A&M’s parent company and employees, any of whom shall be bound by the same terms and conditions as those of the CRO and any Additional Personnel provided by A&M.

2.                                       Compensation

a.                                       A&M will be paid by the Company for the services of the CRO and any Additional Personnel at the following billing rates.  The monthly billing rate for the CRO is $150,000 per month.  The current hourly billing rates for other A&M personnel, based on the position held by such A&M personnel in A&M, are:

i.	Managing Director	$700-800
ii.	Director	$500-700
iii.	Associate	$350-500
iv.	Analyst	$250-350

Such rates shall be subject to adjustment annually at such time as A&M adjusts its rates generally.  A&M shall provide 30 days notice of any such rate adjustments.

b.                                      In addition, A&M will be reimbursed by the Company for the reasonable out-of-pocket expenses of the CRO and any Additional Personnel, and if applicable, other A&M personnel, incurred in connection with this assignment, such as travel, lodging, duplications, computer research, messenger and telephone charges.  In addition, A&M shall be reimbursed by the Company for the reasonable fees and expenses of its counsel incurred in connection with the preparation, negotiation and approval of this Agreement.   All fees and expenses due to A&M will be billed on a monthly basis or, at A&M’s discretion, more frequently.

c.                                       In addition to the hourly compensation, A&M will be entitled to incentive compensation in the amount of $3,000,000 (the “Incentive Fee”) payable upon the earlier of (x) the consummation of a Chapter 11 plan of reorganization; and (y) the sale, transfer, or other disposition of all or a substantial portion of the assets or equity of the Company in one or more transactions (the “Incentive Fee Payment Date”).

3.                                       Term

a.                                       The engagement will commence as of the date hereof (but not before the filing by the Company of a petition under Chapter 11 of the United States Bankruptcy Code, provided that until such time the Superseded Agreement shall remain in place) and may be terminated by either party without cause by giving 30 days’ written notice to the other party. A&M normally does not withdraw from an engagement nor does the Company anticipate terminating the engagement unless the other party misrepresents or fails to disclose material facts, fails to pay fees or expenses, or makes it unethical or unreasonably difficult for the first party to continue with the engagement, or unless the foregoing or other just cause (“Just Cause”) is alleged.  Should A&M or the Company seek termination in connection with an allegation(s) of Just Cause, such allegations shall be detailed to the Board or to A&M, as applicable, at the commencement of the 30 day notice period.

b.                                      If the Company terminates this engagement without Cause or if A&M terminates this engagement for Good Reason, A&M shall, unless rightfully terminated by the Company for Cause (as defined below) prior to the Incentive Fee Payment Date, also be entitled to receive the Incentive Fee upon the occurrence of the event specified in Section 2(d) if such event occurs within six (6) months of the termination.  The Company may immediately terminate A&M’s services hereunder at any time for Cause by giving written notice to A&M.

c.                                       For purposes of this Agreement, “Cause” shall mean if (i) the CRO or any of the Additional Personnel is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; (ii) the CRO or any of the Additional Personnel willfully disobeys a lawful direction of the Board; or (iii) a material breach of any of the obligations of A&M, the CRO or any of the Additional Personnel under this Agreement which is not cured within 30 days of the Company’s written notice thereof to A&M or the CRO describing in reasonable detail the nature of the alleged breach.    For purposes of this Agreement, termination by A&M for “Good Reason” shall mean either (i) A&M’s resignation caused by a material breach by the Company of any of the Company’s obligations under this Agreement that is not cured within 30 days of A&M having given written notice of such breach to the Company and the Board describing in reasonable detail the nature of the alleged breach or (ii) the filing of a petition under Chapter 11 of the United States

Bankruptcy Code in respect of the Company unless within 45 days thereafter (or, if sooner, prior to the date on which a plan of reorganization is confirmed or the case is converted to one under Chapter 7), the Company has obtained judicial authorization to continue the engagement on the terms herein pursuant to an order which has become a final, nonappealable order.

d.                                      Upon any termination hereunder, the Company shall be relieved of all of its payment obligations under this Agreement, except for the payment of fees and expenses through the effective date of termination (including fees and expenses that accrued prior to but were invoiced subsequent to such termination) and its obligations under paragraphs 7 and 8.

4.                                       No Audit, Duty to Update.

It is understood that the CRO, any Additional Personnel and A&M are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body.  They are entitled to reasonably rely on the accuracy and validity of the data disclosed to them or supplied to them by employees and representatives of the Company.  The CRO, any Additional Personnel and A&M are under no obligation to update data submitted to them or review any other areas unless specifically requested by the Board to do so.

5.                                       No Third Party Beneficiary.

The Company acknowledges that all advice (written or oral) given by A&M to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board and management) in considering the matters to which this engagement relates.  The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without A&M’s prior approval (which shall not be unreasonably withheld), except as required by law.

6.                                       Conflicts.

A&M is not currently aware of any relationship that would create a conflict of interest between A&M (including the CRO and any Additional Personnel, collectively and individually) and the Company or those parties-in-interest of which the Company have made A&M aware, except as we have advised that one of the junior members working on this engagement is the son-in-law of an individual who own a business that is owed approximately $57,000 from Chemtura, and is listed as a creditor of the Company. Because A&M is a consulting firm that serves clients on an international basis in numerous cases, both in and out of court, it is possible that A&M may have rendered or will render services to or have business associations with other entities or people which had or have or may have relationships with the Company, including creditors of the Company.  In the event you accept the terms of this engagement, A&M will not represent, and A&M has not represented, the interests of any such entities or people in connection with this matter. Each of the Companies acknowledges and agrees that the services being provided hereunder are being provided on behalf of each of them and each of them hereby waives any and all conflicts of interest that may arise on account of the services being provided on behalf of any other Company. Each Company represents that it has taken all corporate action necessary and is authorized to waive such potential conflicts of interest.

7.                                       Confidentiality / Non-Solicitation.

The CRO, any Additional Personnel and A&M shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings or (iii) as reasonably required in the performance of this engagement.  In the event that A&M is duly served with a subpoena or other legal or regulatory demand for confidential information of the Company, A&M shall provide prompt written notice of such order or demand, to the extent legally permissible, to the Company.  If the Company so elects, A&M shall cooperate with Company, at the Company’s expense, in obtaining a protective order with respect to such confidential information, however, if in the absence of a protective order or other remedy or the receipt of a waiver by the Company, and A&M is legally ordered to disclose such confidential information, A&M may, without liability hereunder, disclose only that portion of the confidential information which A&M is legally required to disclose.  .  All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision.  Except as specifically provided for in this letter, the Company on behalf of itself and its subsidiaries and affiliates and any person which may acquire all or substantially all of its assets agrees that, until two (2) years subsequent to the termination of this engagement, it will not solicit, recruit, hire or otherwise engage any employee of A&M who worked on this engagement while employed by A&M (“Solicited Person”).  Should the Company or any of its subsidiaries or affiliates or any person who acquires all or substantially all of its assets extend an offer of employment to or otherwise engage any Solicited Person and should such offer be accepted, A&M shall be entitled to a fee from the party extending such offer equal to the Solicited Person’s hourly client billing rate at the time of the offer multiplied by 4,000 hours for a Managing Director, 3,000 hours for a Senior Director and 2,000 hours for any other A&M employee.  The fee shall be payable at the time of the Solicited Person’s acceptance of employment or engagement.

8.                                       Indemnification.

The Company shall indemnify the CRO and all Additional Personnel to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the CRO or Additional Personnel.  The CRO and each Additional Personnel shall be covered as an officer under the Company’s existing director and officer liability insurance policy. As a condition of A&M accepting this engagement, a Certificate of Insurance evidencing such coverage shall be furnished to A&M prior to the effective date of this Agreement.  The Company shall give thirty (30) days’ prior written notice to A&M of cancellation, non-renewal, or material change in coverage, scope, or amount of such director and officer liability policy.  The Company shall also maintain such insurance coverage for the CRO and each Additional Personnel for a period of not less than two years following the date of the termination of such officer’s services hereunder.  The provisions of this section 8 are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect the CRO’s or any Additional Personnel’s rights hereunder.

9.                                       Miscellaneous.

This Agreement shall be:  (a) governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter thereof; and (c) may not be amended or modified except in writing executed by each of the signatories hereto.  The Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the performance or non-

performance of the Company or A&M hereunder. The Company and A&M agree that the Bankruptcy Court having jurisdiction over the Company’s Chapter 11 case (or any case into which it may be converted) shall have exclusive jurisdiction over any and all matters arising under or in connection with their obligations hereunder unless and until the Chapter 11 case (or any case into which it may be converted) shall have been closed. Notwithstanding anything herein to the contrary, A&M may reference or list the Company’s name and/or a general description of the services in A&M’s marketing materials, including, without limitation, on A&M’s website.

If the foregoing is acceptable, kindly sign the enclosed copy to acknowledge the Company’s agreement with its terms.

Very truly yours,

Alvarez & Marsal North America, LLC

		By:	/s/ Raymond E. Dombrowski, Jr.
Raymond E. Dombrowski, Jr.
Managing Director

Accepted and Agreed:

Chemtura Corporation

By:	/s/ Craig A. Rogerson
Chief Executive Officer & Chairman